Exhibit 99

Environmental Elements Corporation	For Immediate Release
Contact: Lawrence Rychlak
EEC	President & CFO
410-368-7007
news release

3700 Koppers Street, Baltimore, Maryland 21227	TEL 410-368-7000	FAX 410-368-6721	WEB www.eec1.com

Environmental Elements Corporation Releases Second Quarter Results Showing Smaller Loss and Increased Backlog

BALTIMORE, MD (11/15/2004) — Environmental Elements Corporation (OTC: EECP.PK) today reported a net loss of $240,000 ($.03 per share) on sales of $5.4 million for its second fiscal quarter ended September 30, 2004, compared to a net loss of $771,000 ($.11 per share) on sales of $6.7 million for the same period last year. For the six months ended September 30, 2004, the Company reported a net loss of $747,000 ($.10 per share loss) on sales of $9.3 million, compared with a net loss of $1,044,000 ($.14 per share) on sales of $17.2 million during the same period last fiscal year. The Company also reported that its backlog grew to $13.2 million as of September 30, 2004, an 86% increase from the $7.1 million reported on September 30, 2003.

Environmental Elements Corporation is a solutions-oriented, global provider of innovative technology for plant services, air pollution control equipment and complementary products. The Company serves a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries.

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Environmental Elements Corporation

Summary Consolidated Financial Data

(Unaudited)

	Three Months Ended September 30,		Six months Ended September 30,
In thousands, except per-share data	2004	2003	2004	2003
Sales	$5,397	$6,706	$9,326	$17,213
Cost of sales	5,066	6,477	8,906	16,097

Gross profit	331	229	420	1,116

Selling, general and administrative expenses	(541)	(918)	(1,130)	(1,867)
Gain on lease assignment	—	—	0	—
Gain on debt restructuring	—	—	0	—

Operating loss	(210)	(689)	(710)	(751)
Interest and other expense	(30)	(82)	(37)	(293)

Loss before income taxes	(240)	(771)	(747)	(1,044)
Provision for income taxes	—	—	—	—

Net loss	$(240)	$(771)	$(747)	$(1,044)

Loss per share:
Basic	$(0.03)	$(0.11)	$(0.10)	$(0.14)

Diluted	$(0.03)	$(0.11)	$(0.10)	$(0.14)

Weighted average common shares outstanding:
Basic	7,283	7,282	7,283	7,282

Diluted	7,283	7,282	7,283	7,282

Backlog, end of period	$13,200	$7,100